EXHIBIT 77K.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

At a meeting held on July 13, 2006, based on Audit Committee recommendations and approvals, the full Board of Directors of Montgomery Street Income Securities, Inc. (the "Fund") approved Deloitte & Touche LLP as the Fund's registered public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP resigned as the Fund's independent registered public accountants effective June 9, 2006 concurrent with the engagement of Hartford Investment Management Company ("Hartford"), a new investment adviser for the Fund, because it has an existing financial relationship with the parent of Hartford and was no longer considered to be "independent" with respect to the Fund.

PwC's report on the Fund's financial statements for the fiscal year ended December 31, 2005, contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal year ended December 31, 2005 and through June 9, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund's financial statements for such years, and there were no reportable events of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Additionally, to the best of the Fund's knowledge, for the fiscal years ended December 31, 2005 and December 31, 2004, the Fund did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of
Item 304 of Regulation S-K).

The Fund has requested PwC to furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC is filed as an attachment hereto.












Attachment

[PricewaterhouseCoopers Letterhead]



June 21, 2006


Mr. Mark D. Nerud
Chief Financial Officer
c/o Jackson Fund Services
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606


Dear Mr. Nerud:

On June 14, 2006, Montgomery Street Income Securities, Inc. (Commission File Number 811-02340) notified PricewaterhouseCoopers LLP that our engagement as auditors was terminated effective June 9, 2006.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


cc:  Office of the Chief Accountant
     PCAOB Letter Files
     Securities and Exchange Commission
     100 F Street, N.E.
     Washington, DC 20549-7561